PROMISSORY NOTE

US$2,100,000.00                                             April 15, 1996


         FOR VALUE RECEIVED, the undersigned NORD RESOURCES CORPORATION
(the "Maker"), a corporation duly organized and existing under the laws of the State of Delaware, hereby promises to pay to the order of MIL (INVESTMENTS) S.A. (the "Payee"), at Boulevard Royal 25B, L-2449, Luxembourg, Luxembourg, or at such other place as the Payee may direct by written notice to Maker, the principal sum of Two Million One Hundred Thousand ($2,100,000.00) United States Dollars, with interest at the rate of seven (7%) percent per annum ("Interest Rate").

         Interest on this Note at the Interest Rate shall accrue and be computed from the date hereof until the date of payment of the principal balance hereof, and be due and payable, together with the principal balance of this Note, on April 15, 1997. Payment of principal and interest on this Note shall be made upon the surrender of this Note at the office of Maker at 8150 Washington Village Drive, Dayton, Ohio 45458, by wire transfer of immediately available funds to the account of the Payee as designated by Payee in writing to Maker.

         This Note is being given pursuant to that certain Agreement dated April 15, 1996 between Maker and Payee ("Agreement").

         Subject to, and upon compliance with the provisions of Section 9(b) of the Agreement, this Note shall automatically be converted in whole into 840,000 fully paid and non-assessable shares of the common stock, $.01 par value (the "Common Stock"), of Maker (the "Conversion Shares"), subject to adjustments from time to time to take account of any stock splits, stock dividends, stock combinations, reverse splits, stock reclassification or reorganization by Maker or the merger of Maker with or into any other entity which occur prior to the Conversion Date (as defined in the Agreement). Subject to compliance with
Section 9(b) of the Agreement, such conversion shall occur upon the later of:
(a) the approval of such conversion by the stockholders of Maker as required under the rules of the New York Stock Exchange ("NYSE") and (b) the listing of such Conversion Shares on the NYSE, provided that in no event shall such conversion occur later than April 15, 1997.

         Maker's delivery to Payee of the fixed number of shares of Common Stock into which this Note is convertible will cancel Maker's obligation to pay the principal amount of this Note, plus accrued interest, for the period from the issue date of this Note to the Conversion Date.

         Upon the conversion of this Note into Conversion Shares, and contemporaneously with the delivery of the Conversion Shares to Payee, Payee shall surrender this Note, marked "cancelled", at the Conversion Closing (as defined in the Agreement).

         Subject to Section 9(b) of the Agreement, this Note shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of Payee as holder shall cease, and Payee shall be treated for all purposes as the record holder of the Conversion Shares at such time.

         All shares of Common Stock delivered upon such conversion of this Note shall bear a restrictive legend as set forth on Exhibit A annexed to the Agreement and such shares of Common Stock shall be subject to the restrictions on transfer provided in such legend.

         If an Event of Default (as hereinafter defined) occurs or is continuing, then the Payee may declare the principal and interest accrued on the principal balance of this Note to be due and payable immediately, by a notice in writing to Maker, and upon any such declaration such principal and interest shall become immediately due and payable. If an Event of Default specified in paragraphs (b) or (c) of the definition of "Event of Default" below occurs, the principal of, and accrued interest thereon, this Note shall ipso facto become immediately due and payable without any declaration or other act by any person. Maker hereby agrees to pay all reasonable costs and expenses of Payee (including, without limitation, reasonable attorneys' fees) in connection with any collection proceeding relating to this Note. In addition to the foregoing and notwithstanding anything to the contrary contained in this Note, if the Conversion Date occurs on or after an Event of Default, this Note shall only be converted into Conversion Shares at the election of the Payee as further provided in Section 9(b) of the Agreement.

         For purposes hereof, each of the following events shall constitute an "Event of Default":

         (a) default in the payment of the principal and accrued interest of this Note at its maturity;

         (b) the entry of a decree or order by a court having jurisdiction in the premises adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

         (c) the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of Maker or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Maker in furtherance of any such action.

         All payments hereunder shall be made in lawful money of the United States of America.

         All amounts paid, transferred or issued to Payee pursuant to the Agreement and this Note (including, without limitation, in connection with the Loan Conversion) shall be made free and clear of, and without any deduction or withholding on account of, taxes imposed by the United Sates of America. If Maker is required to make any deduction or withholding on account of any such tax then:

               (i) the amount to be paid, transferred o issued to Payee shall be increased to the extent necessary to ensure that after the making of that deduction or withholding, Payee receives on a net after tax basis what it would have received had no such withholding been required or made; and

               (ii) Maker shall indemnify Payee on an after tax basis against any such tax and all claims, liabilities and related costs and expenses of Payee in connection with the imposition or assertion of any such tax.

Notwithstanding anything to the contrary contained in this Note, if the Note is assigned in whole or in part and such deduction or withholding is required from the amount to be paid, transferred or issued pursuant to the Agreement and this Note (including, without limitation, in connection with the Loan Conversion) to the assignee whereas it would not have been required had it been paid, transferred or issued to the original Payee, the provisions of this paragraph shall not apply.

         Neither this Note nor any rights, obligations or claims hereunder may be assigned, except that upon prior written notice to Maker, Payee shall have the right to assign this Note and the rights, obligations and claims hereunder to Jean-Raymond Boulle, or to any entity controlled by Mr. Boulle, provided that Mr. Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" shall have the meanings ascribed to them in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended).

         Notwithstanding anything to the contrary contained in this Note, neither this Note nor any rights, obligations or claims hereunder shall be assigned at any time while this Note may be converted, subject to compliance with Section 9(b) of the Agreement, to Conversion Shares, unless the proposed assignee delivers an agreement to Maker in form and substance reasonably acceptable to Maker whereby the proposed assignee makes the representations to Maker set forth in Sections 8(e) to 8(i) of the Agreement.

         This Note shall be governed by and construed in accordance with the laws of the State of New York. Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision hereof. The Maker hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with this Note. The liability of the Maker shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented by the Payee, including, but not limited to, any extension of time, renewal, waiver or other modification. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

                                       NORD RESOURCES CORPORATION

                                       By: _________________________________
                                           Name:  Edgar F. Cruft
                                           Title: Chairman